EXHIBIT 99.1

OPTICAL CABLE CORPORATION

5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq NM: OCCF)
www.occfiber.com

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Neil Wilkin	Marilynn Meek
President & CEO	General Information
(540) 265-0690	(212) 827-3773
investorrelations@occfiber.com	mmeek@financialrelationsboard.com

Tracy Smith	Susan Garland
Vice President & CFO	Analysts
(540) 265-0690	(212) 827-3775
investorrelations@occfiber.com	sgarland@financialrelationsboard.com

FOR IMMEDIATE RELEASE:

OPTICAL CABLE CORPORATION REPORTS

FOURTH QUARTER AND FISCAL YEAR 2005 FINANCIAL RESULTS

Net Sales Increased 6.2%; Net Income Up Over 56% Compared to Fiscal Year 2004

ROANOKE, VA, January 26, 2006 — Optical Cable Corporation (Nasdaq NM: OCCF) today announced financial results for its fiscal fourth quarter and year ended October 31, 2005.

Fiscal Year 2005 Financial Results

Optical Cable reported net income for fiscal year 2005 rose 56.2% to $1.2 million or $0.20 per basic and diluted share, compared to net income of $750,000 or $0.13 per basic and diluted share for fiscal year 2004.

Total net sales for fiscal year 2005 increased 6.2% to $45.9 million compared to net sales of $43.2 million last year. Net sales in the U.S. for fiscal year 2005 grew 10.7%, to $39.0 million compared to $35.2 million, while net sales outside the U.S. decreased 13.5% to $6.9 million compared to $8.0 million last year.

Gross profit margin remained relatively stable at 38.9% for fiscal year 2005 compared to 38.6% for fiscal year 2004.

Selling, general and administrative expenses (“SG&A expenses”) increased 3.7% to $16.0 million in fiscal year 2005 compared to $15.5 million in fiscal year 2004, while SG&A expenses as a percentage of net sales decreased to 34.9% in fiscal year 2005 compared to 35.8% in fiscal year 2004 . Contributing to the net increase in SG&A expenses for the year were increases in: sales commissions, other compensation (including equity compensation) intended to drive growth, legal and professional fees, and product qualification and certification costs (including costs associated with the Company’s previously announced MIL-STD-790F facility certification and MIL-PRF-85045/8A military ground tactical fiber optic cable qualification by the U.S. Department of Defense).

Fourth Quarter 2005 Financial Results

Optical Cable reported net income of $195,000 or $0.03 per basic and diluted share for its fourth quarter ended October 31, 2005, compared to net income of $331,000 or $0.05 per basic and diluted share for the same period last year.

Net sales for the fourth quarter of fiscal year 2005 decreased slightly to $11.8 million from $11.9 million for the comparable period last year. Sequentially, net sales for the fourth quarter of fiscal year 2005 increased 4.0% compared to net sales of $11.3 million for the third quarter of fiscal year 2005.

Gross profit as a percentage of net sales for the fourth quarter of fiscal year 2005 was 35.9%, compared to 36.1% for the fourth quarter of fiscal year 2004.

SG&A expenses for the fourth quarter of fiscal year 2005 increased 3.7% to $4.0 million from $3.8 million for the comparable period last year. This compares to quarterly SG&A expenses ranging from $3.7 million to $4.2 million for the first three quarters of fiscal year 2005. Contributing to the net increase in SG&A expenses for the quarter compared to the same period last year were increases in: legal and professional fees, costs related to the Company’s ERP system implementation, travel expenses, and compensation expenses.

Management’s Comments

“During fiscal year 2005, the Optical Cable team grew net sales 6.2%, increased gross profit margins, and increased net income over 56% to $0.20 per share—our second consecutive year of increases in each of these key financial measures and our fourth consecutive year of increases in net income and earnings per share,” stated Neil Wilkin, President and Chief Executive Officer of Optical Cable Corporation.

“As expected, 2005 continued to be a building year for Optical Cable as we took additional actions that we believe will contribute to increased long-term shareholder value. We increased our capital expenditures to $2.2 million, or by 82% over fiscal 2004, in order to make processes and systems improvements. Also during the year, we earned MIL-STD-790F certification of our manufacturing facility, and obtained MIL-PRF-85045/8A qualification of our ground tactical fiber optic cable from the U.S. Department of Defense—we believe this confirms that Optical Cable continues to be the premier source for the most rugged and reliable, and highest quality military ground tactical fiber optic cable in the world,” stated Wilkin.

“While net sales and net income during the fourth quarter were lower than expected, we believe Optical Cable continues to be well positioned for the longer term,” Mr. Wilkin stated.

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cable for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain “forward-looking” information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to, the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate spending on information technology; actions by competitors; fluctuations in the price of raw materials

(including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; further adverse changes in laws and regulations associated with the extraterritorial income exclusion; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences of competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, particularly given the acts of terrorism against the United States and subsequent military responses by the United States, and any potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; the Company’s ability to successfully implement planned changes to its information technology systems and manufacturing processes; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or our market position; actions by customers adversely affecting the Company in reaction to the Company expanding its product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, and/or making investments in or with, parties that compete with and/or have conflicts with customers of the Company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products and the Company’s success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2005	2004	2005	2004
Net sales	$11,801	$11,950	$45,899	$43,218
Cost of goods sold	7,565	7,637	28,067	26,515

Gross profit	4,236	4,313	17,832	16,703
Selling, general and administrative expenses	3,961	3,819	16,026	15,457

Income from operations	275	494	1,806	1,246

Interest income (expense), net	9	(24)	(21)	(113)
Other, net	24	(4)	37	(19)

Other income (expense), net	33	(28)	16	(132)

Income before income taxes	308	466	1,822	1,114

Income tax expense	113	135	650	364

Net income	$195	$331	$1,172	$750

Net income per share
Basic and diluted	$0.03	$0.05	$0.20	$0.13

Weighted average shares outstanding
Basic	5,801	5,611	5,776	5,587

Diluted	5,856	5,611	5,800	5,618

—MORE—

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	October 31, 2005	October 31, 2004
Cash	$3,290	$4,342
Trade accounts receivable, net	8,174	8,210
Inventories	8,706	6,549
Other current assets	588	696

Total current assets	$20,758	$19,797
Non-current assets	14,186	12,316

Total assets	$34,944	$32,113

Total current liabilities	$5,599	$4,438
Total shareholders’ equity	29,345	27,675

Total liabilities and shareholders’ equity	$34,944	$32,113

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